UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2005

Commission File Number: 333 - 118398

SOUND REVOLUTION INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(state or other jurisdiction of incorporation or organization)

345 West 11th Avenue, Unit 4, Vancouver, British Columbia, Canada V5Y 1T3
(Address of principal executive offices)

     (604) 780-3914
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01     Entry into a Material Definitive Agreement

On May 3, 2005, Sound Revolution Inc.’s (the “Company”) subsidiary, Sound Revolution Recordings Inc. entered into an agreement with Garavit-e Technologies Inc. (“Gravit-e”) for the development of the Company’s charitytunes.com website, including custom development, standard application hosting and necessary hardware purchases (the “Agreement”). The total cost for the site will be approximately $9,300, and half of the fees may be payable in the Company’s stock. The Company shall have exclusive ownership and copyright for source code for any applications or modules which are entirely custom developed by Gravit-e for the Company.

The Agreement requires development of the website so that charitytunes.com can make music available for sale online, as well as provide a portal to information on artists who are featured on the site. The site will also allow for partial proceeds from each sale to be donated to charitable causes. The site will include an artist database, which will allow artists and artist’s managers to self-manage their music, pictures and bio information, as well as a song database and a charity database. The Agreement also requires development by Gravit-e of a Charity Tunes engine which will allow users to log in and listen to previews of songs, purchase songs in customized combinations or pre-set packages, purchase monthly subscriptions to songs, make gift purchases, and rate and post reviews on songs. Other functions of the site are to include tracking and reporting functions for artists and charities as well as mailing list sign-up and email broadcast capabilities and functions which will allow the Company’s management to view orders and account balances for purchasers, artists and charities. The Agreement estimates that the development of the site will take three months, including beta testing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2005	SOUND REVOLUTION INC.
(Registrant)

	By:	/s/ Penny Green
Penny Green, Director, Chair of the Board,
Secretary, Treasurer,
Chief Financial Officer